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                                                                       EXHIBIT 1


                                VOTING AGREEMENT

         This Agreement is made as of October 1, 2002 by and between BREWING VENTURES LLC, a Minnesota limited liability company ("Brewing Ventures"), and BREW BUDDIES, LLC, a South Dakota limited liability company ("Brew Buddies").

         WHEREAS, as a condition to the willingness of Brew Buddies to enter into a subscription agreement and letter of investment intent for the purchase of 20,500 shares of Series A Convertible Preferred Stock (the "Preferred") of Founders Food & Firkins Ltd., a Minnesota corporation (the "Company"), Brew Buddies has required that Brewing Ventures enter into this Agreement; and

         WHEREAS, as of the date hereof, Brewing Ventures owned 1,662,500 shares of common stock of the Company (the "Shares"); and

         NOW, THEREFORE, in consideration of the foregoing premises and agreements contained herein, Brewing Ventures and Brew Buddies agree as follows:

                                   ARTICLE 1
                                VOTING OF SHARES

         1.1 VOTING AGREEMENT. Brewing Ventures hereby agrees that during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, Brewing Ventures shall vote the Shares in favor of the nominee to the Company's board of directors designated by Brew Buddies or its designee, Bluestem Capital Partners III Limited Partnership; provided, however, that Brewing Ventures shall not be required to vote the Shares in favor of such nominee if (i) Brewing Ventures determines, in its sole discretion, that such nominee has a conflict of interest with the Company (other than a conflict resulting from Brew Buddies' investment in the Preferred), or (ii) any of disqualification provision of Rule 262 promulgated under the Securities Act of 1933, as amended, applies to such nominee.

         1.2 NO DISPOSITION OR ENCUMBRANCE OF SHARES. Brewing Ventures hereby covenants and agrees that, from the date hereof to the termination of this Agreement, it shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any Encumbrance (as hereinafter defined) on its Shares, unless: (i) Brewing Ventures provides Brew Buddies prior written notice of such transfer or disposition, and (ii) Brewing Ventures' proposed transferee agrees to be bound by and executes a voting agreement with Brew Buddies.

         1.3 NO OTHER PROXY. Brewing Ventures covenants and agrees that it shall not hereafter, until the termination of this Agreement, grant any proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares.

                                   ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF BREWING VENTURES

         Brewing Ventures hereby represents and warrants to Brew Buddies as follows:

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         2.1 DUE EXECUTION. This Agreement has been duly executed and delivered by or on behalf of Brewing Ventures and, assuming its due authorization, execution and delivery by Brew Buddies, constitutes a legal, valid and binding obligation of Brewing Ventures, enforceable against Brewing Ventures in accordance with its terms.

         2.2 NO CONFLICTS, REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by Brewing Ventures do not, and the performance of this Agreement by Brewing Ventures will not, (i) conflict with or violate any agreement, decree or judgment applicable to Brewing Ventures, or (ii) result in the creation of a lien or Encumbrance on any of the Shares.

         2.3 TITLE TO SHARES. Brewing Ventures is the record and beneficial owner of the Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, right of first refusal limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrance") which would prevent Brewing Ventures from entering into or performing this Agreement, other than pursuant to this Agreement.

                                   ARTICLE 3
                                  MISCELLANEOUS

         3.1 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

         3.2 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered, express mail or nationally recognized courier service, postage prepaid as follows, or such other address or addresses as a party designates to the other in the manner herein prescribed:

         (i)  if to Brewing Ventures to:        With a concurrent copy to:
              Brewing Ventures LLC              Briggs and Morgan, P.A.
              c/o Founders Food & Firkins Ltd.  2400 IDS Center
              5831 Cedar Lake Road              Minneapolis, Minnesota  55402
              St. Louis Park, Minnesota 55416   Attn:  Avron L. Gordon, Esq.
              Facsimile:  (952) 542-3951        Facsimile:  (612) 334-8650

         (ii) if to Brew Buddies:               With a concurrent copy to:
              Brew Buddies, L.L.C.              Hagen, Wilka & Archer, P.C.
              230 S. Phillips Avenue, #202      100 S. Phillips Avenue, #418
              Sioux Falls, SD 57104             Attn:  John F. Archer
              Facsimile:  (605) 330-9449        Facsimile:  (605) 334-4814

         All notices shall be deemed given on the day when so delivered personally or successfully sent by facsimile transmission or on the day shown on the return receipt (if delivered by mail or delivery service).

         3.3 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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         3.4 ENTIRE AGREEMENT, AMENDMENTS. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing and signed by the other party hereto.

         3.5 ASSIGNMENT, BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         3.6 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Minnesota court, this being in addition to any other remedy to which they are entitled at law or in equity.

         3.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its rules of conflict of laws.

         3.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         3.9 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         3.10 TERMINATION. This Agreement shall terminate and be of no further force and effect, automatically and without any required action of the parties, hereto, on the first to occur of (i) the fifth anniversary of the purchase by Brew Buddies of the Preferred, (ii) the conversion by Brew Buddies of the Preferred into shares of common stock of the Company, or (iii) the disposition by Brew Buddies of the Preferred to a third party.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

BREW BUDDIES, LLC                        BREWING VENTURES LLC


By  /s/ Donald A. Dunham, Jr.            By  /s/ Steven J. Wagenheim
  ----------------------------------       --------------------------------
Its  Authorized Member                   Its  Member
   ---------------------------------        -------------------------------

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